Exhibit 99.1

FOR IMMEDIATE RELEASE

MAN SANG HOLDINGS, INC.
Man Sang Holdings, Inc. Announces Result of Stockholders’ Meeting

     NEW YORK- (MARKETWIRE) — August 25, 2009 — Man Sang Holdings, Inc. (“Man Sang Nevada”) (NYSE Amex: MHJ), a Nevada corporation, announced today that its stockholders approved a corporate reorganization to effectively change Man Sang Nevada’s place of incorporation from Nevada to the British Virgin Islands.

     There were present at the stockholders’ meeting in person or by proxy, stockholders of Man Sang Nevada who were holders of 3,719,274 shares of common stock and 100,000 shares of preferred stock entitled to vote thereat, constituting a quorum. Of the 3,719,274 shares of common stock entitled to vote at the meeting, 3,680,649 shares of common stock, or 99.0%, voted to approve the corporate reorganization, 32,900 shares of common stock, or 0.9%, voted against the corporate reorganization and 5,725 shares of common stock, or 0.1%, abstained from voting. All shares of preferred stock voted to approve the corporate reorganization. The reorganization was thereby approved and adopted by a majority of the stockholders of Man Sang Nevada entitled to vote at the stockholders’ meeting at which a quorum of the stockholders of Man Sang Nevada entitled to vote was present in person or by proxy.

     As a result of today’s vote, Man Sang Nevada will be dissolved and liquidated pursuant to the terms of an agreement and plan of liquidation entered into with Man Sang International (B.V.I.) Limited (“Man Sang BVI”), an international business company incorporated in the British Virgin Islands and a wholly owned subsidiary of Man Sang Nevada. Under the agreement and plan of liquidation, Man Sang Nevada will be dissolved and liquidated and, at the effective time of the dissolution and liquidation, Man Sang Nevada will distribute, on a share-for-share basis, 6,382,582 ordinary shares and 100,000 preferred shares of Man Sang BVI to its existing stockholders.

     The dissolution and liquidation of Man Sang Nevada will result in the elimination of Man Sang Nevada as the holding company of our group. The number of Man Sang BVI ordinary shares and preferred shares to be held by stockholders of Man Sang Nevada will be the same as the number of shares of Man Sang Nevada common stock and preferred stock such shareholders hold immediately prior to the completion of the dissolution and liquidation. Man Sang Nevada stockholders’ relative economic ownership and voting rights will remain unchanged.

     Effective upon the dissolution and liquidation of Man Sang Nevada, Man Sang Nevada’s common stock will be cancelled and delisted from the NYSE Amex stock exchange and will no longer be publicly traded and Man Sang BVI ordinary shares will be listed on the NYSE Amex stock exchange under the same symbol as Man Sang Nevada. The preferred shares of Man Sang BVI will remain unlisted.

     Man Sang Nevada expects the reorganization to be effected as soon as practicable, subject to satisfaction of conditions specified in the agreement and plan of liquidation. Man Sang Nevada currently anticipates being in position to consummate the reorganization on or around August 27, 2009.

ABOUT MAN SANG HOLDINGS, INC.

     Man Sang Holdings, Inc. is principally engaged through subsidiaries in the purchasing, processing, assembling, merchandising and wholesale distribution of pearls, pearl jewelry products and jewelry products. In addition, Man Sang Holdings, Inc., through its subsidiaries, owns and operates commercial real estate for lease and sale in Hong Kong and the People’s Republic of China.

     This press release contains forward-looking statements concerning, among other things, Man Sang Nevada’s prospects for its operations and the successful completion of the agreement and plan of liquidation and change in place of incorporation, which are subject to a number of risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Man Sang Nevada’s reports filed with the SEC, include Man Sang Nevada’s ability to consummate the liquidation, its ability to realize the expected benefits of the liquidation and the change in place of incorporation within the expected timeframe, or at all, costs or difficulties related to the liquidation, the change in place of incorporation and related transactions, which could be greater than expected, the tax treatment of the liquidation, the availability, terms and cost of funding for its operations and development projects, materially adverse changes in international economic, market and political conditions, especially in Europe and the United States and elsewhere where its customers are located, which would reduce discretionary spending on luxury goods, the impact of current, pending and future legislation, regulation and regulatory and legal actions, and changes in tax and other laws affecting the agreement and plan of liquidation and Man Sang Nevada’s business. Man Sang Nevada disclaims any obligation to update or revise statements contained in these materials based on new information or otherwise.

CONTACT:

Man Sang Holdings, Inc. — Mr. Martin Pak	Phone: (852) 2317 9888
E-mail: martinp@man-sang.com

The Altman Group — Patricia Baronowski	Pbaronowski@altmangroup.com